[EXECUTION VERSION]

AMENDMENT NO. 3

THIS AMENDMENT NO. 3 (this “Amendment”), entered into on, and effective as of June 13, 2019 (the “Effective Date”), is made by and  among SPARK HOLDCO, LLC (“HoldCo”), a Delaware limited liability company, SPARK ENERGY, LLC (“Spark”), a Texas limited liability company, SPARK ENERGY GAS, LLC (“SEG”), a Texas limited liability company, CENSTAR ENERGY CORP., a New York corporation (“CenStar”), CENSTAR OPERATING COMPANY, LLC, a Texas limited liability company (“Censtar Opco”), OASIS POWER, LLC, a Texas limited liability company (“Oasis”), OASIS POWER HOLDINGS, LLC, a Texas limited liability company (“Oasis Holdings”), ELECTRICITY MAINE, LLC, a Maine limited liability company (“Maine”), ELECTRICITY N.H., LLC, a Maine limited liability company (“NH”), PROVIDER POWER MASS, LLC, a Maine limited liability company (“Mass”), MAJOR ENERGY SERVICES LLC, a New York limited liability company (“Major”), MAJOR ENERGY ELECTRIC SERVICES LLC, a New York limited liability company (“Electric”), RESPOND POWER LLC, a New York limited liability company (“Respond”), PERIGEE ENERGY, LLC, a Texas limited liability company (“Perigee”), VERDE ENERGY USA, INC., a Delaware corporation (“Verde Inc.”), VERDE ENERGY USA COMMODITIES, LLC, a Delaware limited liability company (“Verde Commodities”), VERDE ENERGY USA CONNECTICUT, LLC, a Delaware limited liability company (“Verde Connecticut”), VERDE ENERGY USA DC, LLC, a Delaware limited liability company (“Verde DC”), VERDE ENERGY USA ILLINOIS, LLC, a Delaware limited liability company (“Verde Illinois”), VERDE ENERGY USA MARYLAND, LLC, a Delaware limited liability company (“Verde Maryland”), VERDE ENERGY USA MASSACHUSETTS, LLC, a Delaware limited liability company (“Verde Massachusetts”), VERDE ENERGY USA NEW JERSEY, LLC, a Delaware limited liability company (“Verde New Jersey”), VERDE ENERGY USA NEW YORK, LLC, a Delaware limited liability company (“Verde New York”), VERDE ENERGY USA OHIO, LLC, a Delaware limited liability company (“Verde Ohio”), VERDE ENERGY USA PENNSYLVANIA, LLC, a Delaware limited liability company (“Verde Pennsylvania”), VERDE ENERGY USA TEXAS HOLDINGS, LLC, a Delaware limited liability company (“Verde Texas Holdings”), VERDE ENERGY USA TRADING, LLC, a Delaware limited liability company (“Verde Trading”), VERDE ENERGY SOLUTIONS, LLC, a Delaware limited liability company (“Verde Solutions”), VERDE ENERGY USA TEXAS, LLC, a Texas limited liability company (fka Potentia Energy, LLC) (“Verde Texas”), and HIKO ENERGY, LLC, a New York limited liability company (“Hiko”) (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), SPARK ENERGY, INC. (“Parent”), a Delaware corporation, the Issuing Banks, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Agent, and each financial institution which is a party hereto (collectively, the “Banks”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, the Co-Borrowers, the Parent, the Agent, and the Banks have entered into the Credit Agreement dated as of May 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to make certain amendments to the Credit Agreement as provided for herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
SECTION 1. Amendments.

(a)	Section 1.01 is amended as follows:
(i)The definition of “Borrowing Base Advance Cap” is deleted and replaced with the following:
““Borrowing Base Advance Cap” means at any time an amount equal to the least of:
(a)    the Commitments of the Banks at such time;
(b)    the sum of:

(i)
100% of the amount of Cash Collateral and other liquid investments of the Co-Borrowers which are acceptable to the Agent in its sole discretion and which are subject to a first perfected security interest in favor of the Agent, for its benefit and the benefit of the Banks, and which have not been used in determining availability for any other advance or Letter of Credit Issuance; plus

(ii)	90% of equity (net liquidity value) in Approved Brokerage Accounts; plus

(iii)	90% of the amount of Tier I Accounts, net of deductions, offsets and counterclaims; plus

(iv)	85% of the amount of Tier II Accounts, net of deductions, offset and counterclaims; plus

(v)	85% of the amount of Tier I Unbilled Qualified Accounts, net of deductions, offset and counterclaims; plus

(vi)	80% of the amount of Tier II Unbilled Qualified Accounts, net of deductions, offset and counterclaims; plus

(vii)	80% of the amount of Eligible Inventory; plus

(viii)	85% of the amount of Hedged Eligible Inventory; plus

(ix)	80% of the amount of net Eligible Exchange Receivables; plus

(x)	80% of the amount of Letters of Credit for Product Not Yet Delivered; plus

(xi)	70% of In-the-Money Positions from counterparties due to any Co-Borrower with tenors up to twelve (12) months; plus

(xii)	50% of In-the-Money Positions from counterparties due to any Co-Borrower with tenors greater than twelve (12) months and up to twenty four (24) months; plus

(xiii)	50% of the Embedded Gross Margin; plus

(xiv)	40% of Eligible RECs; less

(xv)
the amounts (including disputed items) which would be subject to a so-called “First Purchaser Lien” as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or any other comparable law, except to the extent a Letter of Credit secures payment of amounts subject to such First Purchaser Liens; less

(xvi)
115% of the amount of any mark to market exposure to the Swap Banks under Swap Contracts other than Swap Contracts involving physical delivery as reported by the Swap Banks, reduced by cash collateral held by a Swap Bank; less

(xvii)
with respect to Swap Contracts involving physical delivery, 115% of the amount of mark to market exposure to the Swap Banks under such Swap Contracts until nomination for delivery has been made and 115% of the amount of notional exposure to the Swap Banks under such Swap Contracts after such nomination for delivery has been made, in each case, reduced by cash collateral held by a Swap Bank; less

(xviii)	Reserves deemed necessary by the Agent; less

(xix)
storage and transportation expenses not covered by a Letter of Credit or cash collateral due within 60 days of the Collateral Position Report most recently received by the Agent pursuant to Section 7.02(b); less

(xx)	sales Taxes.
provided that, (w) in no event shall the amounts described in (b)(xi), (b)(xii), and (b)(xiii) above in excess of the lesser of (1) forty percent (40%) of the sum of the items in subsections (b)(i) through (b)(xx) above, in the aggregate, and (2) forty percent (40%) of the Commitments of the Banks at such time, be counted when making the calculation under subsection (b) of this definition; (x) in no event shall the amounts described in (b)(xiii) above be in excess of the lesser of (1) $50,000,000 and (2) 25% of the Commitments of the Banks at such time; (y) in no event shall any amounts described in (b)(i) through (b)(xx) above which may fall into more than one of such categories be counted more than once when making the calculation under subsection (b) of this definition; and (z) in the event the amounts described in (b)(iii), (iv), (v), (vi), (ix), (xi) and (xii) in the aggregate for any counterparty exceed the amounts set forth on the Credit Limits Annex or the amount approved for other counterparties not listed on the Credit Limits Annex (including, without limitation the amounts set forth on Annex B), such excess amounts may not be included in the Borrowing Base Advance Cap unless approved by the Majority Banks.”
(i)    The definitions of “Eligible RECs”, “REC Compliance Obligations”, “REC Market Value” and “Renewable Energy Certificates” are each inserted in their appropriate alphabetical places as follows:
““Eligible RECs” means Renewable Energy Certificates valued at the REC Market Value, (i) which are owned by a Co-Borrower and have not been transferred, sold, assigned or encumbered by such Co-Borrower (by contract, law or otherwise), (ii) which are registered on a state or regional Renewable Energy Certificates tracking system, (iii) which are valid for use in a state with a Renewable Energy Standard Program, (iv) which shall not be required to be retired to cover REC Compliance Obligations incurred on or prior to the date of determination of Eligible RECs, (v) which are subject to the first priority perfected lien of the Agent and which are subject to no other liens, (vi) with respect which the Agent shall have been given read-only access to the applicable state or regional Renewable Energy Certificates tracking system, (vii) which are currently saleable in the normal course of the applicable Co-Borrower’s business without any notice to, or consent of, any Governmental Authority, except for any immaterial notice or consent incident to such sale where the failure to give such notice or consent does not prevent or rescind the sale or materially adversely affect the first priority perfected lien of the Agent therein and (viii) which have not otherwise been determined by the Agent to be unacceptable (in its reasonable discretion). Notwithstanding the foregoing, the aggregate amount of Eligible RECs included in the Borrowing Base Advance Cap at any time shall not exceed the lesser of (i) $20,000,000 (after giving effect to the applicable advance rate) and (ii) 10% of the Borrowing Base Advance Cap.”

““REC Compliance Obligations” means, with respect to any Co-Borrower and as of any date, in any state with a “Renewable Portfolio Standard Program”, the Renewable Energy Certificates (expressed in units) that such Co-Borrower will be required to retire in order to meet its compliance obligations under the “Renewable Portfolio Standard Program” in such state.”

““REC Market Value” means the market value of Renewable Energy Certificates, based on a pricing methodology reasonably acceptable to the Agent, provided, that the quantity of Eligible RECs (for which the REC Market Value shall be calculated) shall be calculated at the lower of the quantity shown in the books and records of the applicable Co-Borrower and the quantity shown in the applicable state or regional Renewable

Energy Certificates tracking system and in the case of a manifest error in the applicable state or regional Renewable Energy Certificates tracking system, Eligible RECs shall be calculated based on the quantity shown in the books and records of the applicable Co-Borrower.”

““Renewable Energy Certificates” means renewable energy certificates, renewable energy credits, green tags, renewable electricity certificates or tradable renewable certificates that, in each case, represent evidence that one megawatt-hour of electricity was generated from an eligible renewable energy source in a state in which a “Renewable Portfolio Standard Program” has been implemented, and which are valid for the purpose of satisfying the compliance requirements imposed by such “Renewable Portfolio Standard Program”.”
(iii)    The definition of “Expiration Date” is deleted and replaced with the following:
““Expiration Date” means May 19, 2021.”
(iv)    The definition of “Verde Companies” is amended by inserting immediately after “Verde Energy USA Trading, LLC, a Delaware limited liability company,” the following: “Verde Energy USA Texas, LLC, a Texas limited liability company”.

(b)	New Section 1.05 is inserted after Section 1.04 as follows:
“1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(c)	Section 2.02(a) is amended by inserting the following new clause (v) after clause (iv) therein:
“(v) If, after giving effect to any increase under this Section 2.02(a), the outstanding Loans would not be held pro rata in accordance with the new Commitments, the Banks (including, without limitation, any new Bank) shall, on the effective date of the applicable increase, make advances among themselves so that after giving effect thereto the Loans will be held by the Banks (including, without limitation, any new Banks), on a pro rata basis in accordance with their respective Commitments hereunder (after giving effect to the applicable increase). Each Bank agrees to wire immediately available funds to the Agent in accordance with this Agreement as may be required by Agent in connection with the foregoing. Upon the effective date of each increase under this Section 2.02(a), the Commitments of the Banks shall reflect the changes contemplated under the applicable New Bank Agreement and/or Commitment Increase Agreement without any further action or consent of any party, and each Bank hereby agrees to the reallocation of the Commitments as necessary (but, for the avoidance of doubt, not any change in such Bank’s Commitment unless otherwise agreed in writing) such that after giving effect thereto, all Banks shall hold Loans in their respective Pro Rata Shares (after giving effect to the applicable increase).”

(d)	Section 7.02 is amended as follows:

a.	Clause (p) is deleted and replaced with the following:
“(p) concurrently with the delivery of the Collateral Position Report referred to in Section 7.02(b), (i) a customer count calculated on the actual number of customers and a RCE basis, including (A) customer information categorized by fixed or variable price contracts (including remaining contract tenor reporting for fixed price customers) and commercial and industrial or residential contracts, (B) monthly attrition rates, (C) monthly customer additions, (D) monthly customer acquisition costs, with categorization for organic growth and acquisitions, both on a gross basis and RCE basis, (ii) an itemized and aggregate calculation of the Embedded Gross Margin, together with supporting documentation to the extent requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent, (iii) a report of (A) total variable price RCEs, (B) expected weighted average gross margin per RCE under variable price contracts, and (C) actual weighted average historical attrition rate during the prior twelve month period, in each case, calculated as of the last day of the applicable month, (iv) a summary of the cash collateral covering storage and transportation expenses included in clause (b)(xviii) of the definition of Borrowing Base Advance Cap, (v) a summary of Eligible RECs and related environmental and other obligations and liabilities and (vi) all other information set forth in Exhibit D hereto and as otherwise requested by the Agent, in each case (under this clause (p)) in form and substance acceptable to the Agent; and”;

b.	Clause (t) is amended by deleting “and” at the end thereof;

c.	Clause (u) is amended by deleting “.” at the end thereof and inserting “; and” in lieu thereof.

d.
New clause (v) is inserted after clause (u) as follows: “(v) promptly upon knowledge of any of the Co-Borrowers, notice of any change in the information provided in the certifications regarding beneficial ownership as required by 31 C.F.R. § 1010.230 that would result in a change to the list of beneficial owners identified in parts II(c) or II(d) of such certifications.”

(e)	Section 7.09(a) is deleted and replaced with the following:
“(a) Fixed Charge Coverage Ratio. Parent shall not permit the Fixed Charge Coverage Ratio as of the last day of any month, commencing the first month-end after the Closing Date, to be less than 1.25 to 1.00, provided, that upon satisfaction of the Step-Down Condition (as defined below), Parent may elect, by written notice to the Agent, on or before the date which is sixty (60) days after the date on which the Step-Down Condition is satisfied, to reduce such required ratio to 1.10 to 1.00 for a period of one (1) year commencing on the date such notice is received by the Agent and ending on the first anniversary of such date. For purposes hereof, “Step-Down Condition” means the consummation, on or after May 7, 2019, by the Parent of Share Buybacks in respect of its preferred stock (pursuant to the Preferred Stock Buyback) with an aggregate purchase price paid by the Parent therefor of not less than $10,000,000.”

(f)	Section 7.10(o) is deleted and replaced with the following:
“(o) Liens arising from the escrow account and related escrow agreement in connection with the Verde Acquisition, provided, that the aggregate amount of cash in such escrow account does not exceed $8,000,000, provided, further that such amount may be increased to an amount not to exceed $11,000,000 with proceeds of the Verde Note.”

(g)
Section 8.01(j) is amended by deleting each of clauses (iii), (viii) and (ix) therein and replacing each of them as follows, respectively: “(iii) intentionally omitted,” “(viii) intentionally omitted, or” and “(ix) intentionally omitted.”

(h)	Section 9.07 is amended by deleting “Bracewell LLP” and replacing it with “Zukerman Gore Brandeis & Crossman, LLP”.

(i)	Sections 9.08, 10.04(a) and 10.05(a) are amended by deleting each reference to “Joint Lead Arranger” and “Joint Lead Arrangers”, and replacing it with “Lead Arranger”.

(j)	New Section 10.31 is inserted as follows:
“10.31 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (as defined in clause (b) below) (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity (as defined in clause (b) below) that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate (as defined in clause (b) below) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined in clause (b) below) under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.31, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

(k)	New Article 11 is inserted after Article 10 as follows:
“ARTICLE 11
CERTAIN ERISA MATTERS

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Co-Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans (as defined below) with respect to such

Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs (as defined below), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b) In addition, unless either (1) the immediately preceding clause (a)(i) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with the immediately preceding clause (a)(iv), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Co-Borrowers or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c) For purposes of this Article 11, the following terms shall have the following meanings:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I and/or IV of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

(l)	Exhibit D is amended and restated in its entirety as set forth on Annex II hereto.

(m)	Exhibit E is amended and restated in its entirety as set forth on Annex III hereto.

(n)	The cover page to the Credit Agreement is amended by deleting:
“COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH and BBVA COMPASS,
as Joint Lead Arrangers,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Sole Bookrunner,

BBVA COMPASS AND BOKF, NA, A NATIONAL BANKING ASSOCIATION DBA BANK OF TEXAS,
as co-Syndication Agents,”

and replacing it with the following:

“COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Lead Arranger and Sole Bookrunner,

BOKF, NA, A NATIONAL BANKING ASSOCIATION DBA BANK OF TEXAS,
as Syndication Agent,”.

(o)
The preamble (first paragraph) of the Credit Agreement is amended by deleting: “COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH and BBVA Compass, as Joint Lead Arrangers and Sole Bookrunner” and replacing it with “COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lead Arranger and Sole Bookrunner”.

SECTION 2.Conditions to Effectiveness. This Amendment shall be effective as of the Effective Date upon the satisfaction of the following conditions precedent:
(a)Documentation.
(i)    The Agent shall have received counterparts hereof duly executed by the Loan Parties, the Agent, the Issuing Banks, and the Banks.
(ii)    The Agent shall have received copies of the resolutions of each Loan Party authorizing the transactions contemplated hereby, certified as of the Effective Date by a Responsible Officer of such Loan Party.

(iii)    The Agent shall have received a certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of any Responsible Officers of such Loan Party who are authorized to act on behalf of each Loan Party.
(iv)    The Agent shall have received the certificate of incorporation, certificate of formation, or certificate of limited partnership, as applicable, of each Loan Party as in effect on the Effective Date, each certified by the Secretary of State of each such Person’s state of organization, the bylaws, regulations, operating agreement or partnership agreement, as applicable, of each Loan Party, each certified by a Responsible Officer of such Loan Party as a true and correct copy thereof as of the Effective Date, and evidence satisfactory to the Agent, that each Loan Party is in good standing under the laws of its state of organization.
(v)    The Agent shall have received such legal opinions of counsel to the Parent and Co-Borrowers as the Banks shall request.
(vi)    The Agent shall have received the Subordinated Creditor Consent (in the form of Annex I hereto) duly executed by Retailco.
(vii)    The Agent shall have received all documentation and other information requested by the Agent, any Issuing Bank, or any Bank that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act.
(b)    Fees and Expenses. The Agent shall have received evidence of payment by the Co-Borrowers of all fees, costs and expenses to the extent then due and payable on or prior to the Effective Date, together with Attorney Costs.
SECTION 3.    Representations and Warranties. Each of the Co-Borrowers hereby represents and warrants that after giving effect hereto:
(a)    The execution, delivery and performance by each Loan Party of this Amendment, have been duly authorized by all necessary corporate or limited liability company action, as applicable, and do not and will not contravene, conflict with or result in any breach or contravention of, or the creation of any Lien under any of such Loan Party’s organizational and governing documents, or any document evidencing any contractual obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its property is subject or any Requirement of Law, to the extent any such contravention, conflict or breach has or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

(b)    The representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects) on and as of the Effective Date (except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and after giving effect to this Amendment.
(c)    No event has occurred and is continuing which constitutes a Default, an Event or Default or both.
SECTION 4.    Ratification of Obligations; Reaffirmation of Guaranty Agreement and Liens. Each of the Loan Parties hereby ratifies and confirms its Obligations under the Credit Agreement and the other Loan Documents and acknowledges that all other terms, provisions and conditions of the Credit Agreement and the other Loan Documents remain unchanged (except as modified hereby) and are in full force and effect. The Parent hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty Agreement are in full force and effect and that it continues to unconditionally and irrevocably guarantee the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all of the Obligations. Each Loan Party hereby ratifies, confirms, acknowledges and agrees that all Liens now or hereafter held by the Agent for the benefit of the Secured Parties as security for payment of the Obligations remain in full force and effect.
SECTION 5.    Governing Law. This Amendment shall be construed in accordance with, and this Amendment, and all matters arising out of or relating in any way whatsoever to this Amendment (whether in contract, tort, or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
SECTION 6.    Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 7.    Miscellaneous.
(a)    The third paragraph of Section 8 of the Commitment Increase Agreement dated as of January 28, 2019 is hereby deleted.
(b)    Notwithstanding anything to the contrary contained herein, BBVA USA (formerly known as Compass Bank) consents to and approves of all terms and provisions contained in this Amendment other than Section 1(e) above.
SECTION 8.    Loan Document. This Amendment is a Loan Document.
SECTION 9.    Headings. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.
SECTION 10.    Entire Agreement. THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES HERETO, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.
SECTION 11.    Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
CO-BORROWERS:

SPARK HOLDCO, LLC
SPARK ENERGY, LLC
SPARK ENERGY GAS, LLC
CENSTAR ENERGY CORP.
CENSTAR OPERATING COMPANY, LLC
OASIS POWER, LLC
OASIS POWER HOLDINGS, LLC
ELECTRICITY MAINE, LLC
ELECTRICITY N.H., LLC
PROVIDER POWER MASS, LLC
MAJOR ENERGY SERVICES LLC
MAJOR ENERGY ELECTRIC SERVICES LLC
RESPOND POWER LLC
PERIGEE ENERGY, LLC
VERDE ENERGY USA, INC.
VERDE ENERGY USA COMMODITIES, LLC
VERDE ENERGY USA CONNECTICUT, LLC
VERDE ENERGY USA DC, LLC
VERDE ENERGY USA ILLINOIS, LLC
VERDE ENERGY USA MARYLAND, LLC
VERDE ENERGY USA MASSACHUSETTS, LLC
VERDE ENERGY USA NEW JERSEY, LLC
VERDE ENERGY USA NEW YORK, LLC
VERDE ENERGY USA OHIO, LLC
VERDE ENERGY USA PENNSYLVANIA, LLC
VERDE ENERGY USA TEXAS HOLDINGS, LLC
VERDE ENERGY USA TEXAS, LLC
VERDE ENERGY USA TRADING, LLC
VERDE ENERGY SOLUTIONS, LLC
HIKO ENERGY, LLC

Each By: /s/ Nathan Kroeker
Name: Nathan Kroeker
Title: President and Chief Executive Officer

PARENT:

SPARK ENERGY, INC.,

By: /s/ Nathan Kroeker
Name: Nathan Kroeker
Title: President and Chief Executive Officer

BANKS:

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Agent, an Issuing Bank and a Bank

By: /s/Jan Hendrik de Graaff
Name: Jan Hendrik de Graaff
Title: Managing Director

By: /s/ Chung-Taek Oh
Name: Chung-Taek Oh
Title: Executive Director

BOKF, NA, A NATIONAL BANKING ASSOCIATION DBA BANK OF TEXAS, as a Bank

By: /s/Chris Frey
Name: Chris Frey
Title: AVP, Commercial Banking

BBVA USA (formerly known as Compass Bank), as an Issuing Bank and a Bank

By: /s/Collis Sanders
Name: Collis Sanders
Title: Executive Vice President

WOODFOREST NATIONAL BANK, as a Bank

By: /s/Andy Gaines
Name: Andy Gaines
Title: Vice President

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Bank and an Issuing Bank

By: /s/William Purdy
Name: William Purdy
Title: Vice President

By: /s/ Zall Win
Name: Zall Win
Title: Managing Director

VERITEX COMMUNITY BANK (formerly known as Green Bank), as a Bank

By: /s/ J. Cory LeBouf
Name: J. Cory LeBouf
Title: Executive Vice President

ANCOCK WHITNEY BANK, as a Bank

By: /s/ Ian McKie
Name: Ian McKie
Title: Vice President

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Bank

By: /s/ Ryan Kim
Name: Ryan Kim
Title: Vice President

HSBC BANK USA, N.A., as a Bank

By: /s/ Abhay Hardikar
Name: Abhay Hardikar
Title: Relationship Manager

Annex I to Amendment No. 3
Subordinated Creditor Consent
The undersigned hereby:
(i)    reaffirms the terms, conditions and obligations under and pursuant to the Subordination and Intercreditor Agreement dated as of May 19, 2017 (as amended, supplemented or otherwise modified from time to time, the “Subordination Agreement”) among the Parent, certain of the Co-Borrowers, Coöperatieve Rabobank U.A., New York Branch as Senior Agent (as defined in the Subordination Agreement) and the undersigned as Junior Creditor (as defined in the Subordination Agreement);
(ii)     agrees that its obligations under the Subordination Agreement are and shall remain in full force and effect after giving effect to Amendment No. 3 dated as of June 13, 2019 (“Amendment No. 3”) among the Co-Borrowers, the Parent, the Issuing Banks and Coöperatieve Rabobank U.A., New York Branch, as Agent; and
(iii)    agrees that “Senior Obligations” (as defined in the Subordination Agreement) includes the Obligations (as defined in the Credit Agreement).
Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in Amendment No. 3.

RETAILCO, LLC

By:__________________
Name:
Title:
Date:

Annex II to Amendment No. 3
EXHIBIT D

FORM OF COLLATERAL POSITION REPORT
Coӧperatieve Rabobank U.A., New York Branch, as Agent
Rabobank Loan Syndications
245 Park Avenue
New York, NY 10167
Attention: Loan Syndications
Facsimilie: (212) 808-2578
Email: syndications.ny@rabobank.com; with a copy to: Jasvir.sihra@rabobank.com

Re:
Credit Agreement, dated as of May 19, 2017 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), CenStar Energy Corp. (“CenStar”), Censtar Operating Company, LLC (“Censtar Opco”), Oasis Power, LLC (“Oasis”), Oasis Power Holdings, LLC (“Oasis Holdings”), Electricity Maine, LLC (“Maine”), Electricity N.H., LLC (“NH”), Provider Power Mass, LLC (“Mass”), Major Energy Services LLC (“Major”), Major Energy Electric Services LLC (“Electric”), Respond Power LLC (“Respond”), Perigee Energy, LLC (“Perigee”), Verde Energy USA, Inc., (“Verde Inc.”), Verde Energy USA Commodities, LLC (“Verde Commodities”) Verde Energy USA Connecticut, LLC (“Verde Connecticut”), Verde Energy USA DC, LLC (“Verde DC”), Verde Energy USA Illinois, LLC, (“Verde Illinois”), Verde Energy USA Maryland, LLC (“Verde Maryland”), Verde Energy USA Massachusetts, LLC (“Verde Massachusetts”), Verde Energy USA New Jersey, LLC (“Verde New Jersey”), Verde Energy USA New York, LLC (“Verde New York”), Verde Energy USA Ohio, LLC (“Verde Ohio”), Verde Energy USA Pennsylvania, LLC (“Verde Pennsylvania”), Verde Energy USA Texas Holdings, LLC (“Verde Texas Holdings”), Verde Energy USA Trading, LLC (“Verde Trading”), Verde Energy Solutions, LLC (“Verde Solutions”), Verde Energy USA Texas, LLC (“Verde Texas”), Hiko Energy, LLC (“Hiko”), Coӧperatieve Rabobank U.A., New York Branch, as administrative agent, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:
The undersigned Responsible Officer (as defined in the Agreement), who is authorized to act on behalf of each of Parent, HoldCo, Spark, SEG, CenStar, Censtar Opco, Oasis, Oasis Holdings, Maine, NH, Mass, Major, Electric, Respond, Perigee, Verde Inc., Verde Commodities, Verde Connecticut, Verde DC, Verde Illinois, Verde Maryland, Verde Massachusetts, Verde New Jersey, Verde New York, Verde Ohio, Verde Pennsylvania, Verde Texas Holdings, Verde Trading, Verde Solutions, Verde Texas and Hiko, delivers the attached report to the Banks and certifies to the Banks that it is in compliance with the Agreement. Further, the undersigned hereby certifies that the undersigned has no knowledge of any Defaults or Events of Default under the Agreement which exist as of the date of this letter.
The undersigned also certifies that the amounts set forth on the attached report constitute all Collateral which has been or is being used in determining availability for a Letter of Credit or Loan as of the date hereof. This certificate and attached report are submitted pursuant to Subsection 7.02(b) of the Agreement.
Very truly yours,

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title: Responsible Officer

COLLATERAL POSITION REPORT
COLLATERAL POSITION REPORT AS OF: _______________

To:	Coӧperatieve Rabobank U.A., New York Branch, as Agent Rabobank Loan Syndications 245 Park Avenue New York, NY 10167
Attention: Loan Syndications
Facsimilie: (212) 808-2578
Email: syndications.ny@rabobank.com; with a copy to: Jasvir.sihra@rabobank.com

I hereby certify that as of the date written above, the amounts indicated below were, to the best of my knowledge, true and accurate as of the date of preparation, [and have not and are not being used in determining availability for any other Loan or Letter of Credit issuance].
I.    COLLATERAL

	HoldCo	Spark	SEG	CenStar/Censtar Opco	Oasis/Oasis Holdings	Provider Companies/Perigee	Major Companies	Verde Companies	Hiko Energy, LLC	Gross Collateral	Advance Rate	Net Collateral

A. Cash Collateral & other liquid investments (not being used in determining availability for any other advance or Letter of Credit Issuance)	0	0	0	0	0	0	0	0	0	0	100%	0
B. Equity in Approved Brokerage Accounts	0	0	0	0	0	0	0	0	0	0	90%	0
C. Tier I Accounts net of deductions, offsets and counterclaims	0	0	0	0	0	0	0	0	0	0	90%	0
D. Tier II Accounts net of deductions, offsets and counterclaims	0	0	0	0	0	0	0	0	0	0	85%	0
E. Tier I Unbilled Qualified Accounts net of deductions, offsets and counterclaims	0	0	0	0	0	0	0	0	0	0	85%	0

F. Tier II Unbilled Qualified Accounts net of deductions, offsets and counterclaims	0	0	0	0	0	0	0	0	0	0	80%	0
G. Eligible Inventory	0	0	0	0	0	0	0	0	0	0	80%	0
H. Hedged Eligible Inventory	0	0	0	0	0	0	0	0	0	0	85%	0
I. Net Eligible Exchange Receivables	0	0	0	0	0	0	0	0	0	0	80%	0
J. Letters of Credit for Products Not Yet Delivered	0	0	0	0	0	0	0	0	0	0	80%	0
K-1. In-The-Money positions with tenors up to 12 months	0	0	0	0	0	0	0	0	0	0	70%	0
K-2. In-The-Money positions with tenors greater than 12 months and up to 24 months	0	0	0	0	0	0	0	0	0	0	50%	0
L. Embedded Gross Margin	0	0	0	0	0	0	0	0	0	0	50%	0
M. Eligible RECs	0	0	0	0	0	0	0	0	0	0	40%	0
Less the following:
N. The amounts (including disputed items) which would be subject to a so-called “First Purchaser Lien” as explained in Clause (b)(xiv) of Borrowing Base Advance Cap	0	0	0	0	0	0	0	0	0	0	100%	0
O. The amount of any mark to market exposure to the Swap Banks under Swap Contracts other than Swap Contracts involving physical delivery as reported by the Swap Banks, reduced by Cash Collateral held by a Swap Bank	0	0	0	0	0	0	0	0	0	0	115%	0
P. With respect to Swap Contracts involving physical delivery, the amount of mark to market exposure to the Swap Banks under such Swap Contracts until nomination for delivery has been made and the amount of notional exposure to the Swap Banks under such Swap Contracts after such nomination for delivery has been made, in each case, reduced by cash collateral held by a Swap Bank	0	0	0	0	0	0	0	0	0	0	115%	0
Q. Reserves deemed necessary by the Agent	0	0	0	0	0	0	0	0	0	0	100%	0
R. storage and transportation expenses not covered by a Letter of Credit or cash collateral due within 60 days of the Collateral Position Report most recently received by the Agent	0	0	0	0	0	0	0	0	0	0	100%	0
S. sales Taxes	0	0	0	0	0	0	0	0	0	0	100%	0

II.    TOTAL COMMITMENTS:    $___________
III.    OUTSTANDING LOANS AND LETTERS OF CREDIT:

Loans		Letters of Credit
HoldCo =		HoldCo =
Spark =		Spark =
SEG =		SEG =
CenStar/Censtar Opco =		CenStar/Censtar Opco =
Oasis/Oasis Holdings =		Oasis/Oasis Holdings =
Provider Companies/Perigee=		Provider Companies/Perigee
Major Companies=		Major Companies=
Verde Companies=		Verde Companies=
Hiko USA, LLC =	_________	Hiko USA, LLC =	_________

TOTAL OUTSTANDING LOANS AND LETTERS OF CREDIT: $_______________

IV.    EXCESS/(DEFICIT): $____________ ($___________)
V.    Enclosed are all the necessary reports with details for the above including the following:

1.	Schedule of qualified customers that shows the aging of such accounts.

2.	Schedule of netted qualified exchange balances.

3.	Schedule of qualified inventory.

4.	Brokerage statements.

5.	Detailed information related to forward in-the-money positions by counterparty.

6.	Reporting by Swap Banks.

7.	Bank statements.

8.	Schedule of all contras applied against any of the above.

9.	Mark-to-market profit and loss statement (if applicable).

10.
A customer count calculated on the actual number of customers and a RCE basis, including (A) customer information categorized by fixed or variable price contracts (including remaining contract tenor reporting for fixed price customers) and commercial and industrial or residential contracts, (B) monthly attrition rates, (C) monthly customer additions, and (D) monthly customer acquisition costs, with categorization for organic growth and acquisitions, both on a gross basis and RCE basis.

11.	An itemized and aggregate calculation of the projected Embedded Gross Margin, together with supporting documentation to the extent requested by the Agent.

12.
A report of (A) total variable price RCEs, (B) expected weighted average gross margin per RCE under variable price contracts, and (C) actual weighted average historical attrition rate during the prior twelve month period, in each case, calculated as of the last day of the applicable month.

13.	A summary of the cash collateral covering storage and transportation expenses included in clause (b)(xviii) of the definition of Borrowing Base Advance Cap.

14.	A detailed summary of all Eligible RECs and related environmental and other obligations and liabilities.
VI.    MAJOR COMPANIES, PROVIDER COMPANIES AND VERDE COMPANIES PAYMENT REPORTING
1.    Aggregate amount of the Major MIPA Payments made as of the date hereof (which, for purposes of this report, shall include Major MIPA Payments made by the Major Companies and the Loan Parties): $_____________
2.    Aggregate amount of Provider MIPA Payments made as of the date hereof: $_____________

3.    Aggregate amount of Verde MIPA Payments made as of the date hereof: $_____________

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title: Responsible Officer

Annex III to Amendment No. 3
EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE
[Date]
Coӧperatieve Rabobank U.A., New York Branch, as Agent
Rabobank Loan Syndications
245 Park Avenue
New York, NY 10167
Attention: Loan Syndications
Facsimilie: (212) 808-2578
Email: syndications.ny@rabobank.com; with a copy to: Jasvir.sihra@rabobank.com

•
Re:    Credit Agreement, dated as of May 19, 2017 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), CenStar Energy Corp. (“CenStar”), Censtar Operating Company, LLC (“Censtar Opco”), Oasis Power, LLC (“Oasis”), Oasis Power Holdings, LLC (“Oasis Holdings”), Electricity Maine, LLC (“Maine”), Electricity N.H., LLC (“NH”), Provider Power Mass, LLC (“Mass”), Major Energy Services LLC (“Major”), Major Energy Electric Services LLC (“Electric”), Respond Power LLC (“Respond”), Perigee Energy, LLC (“Perigee”), Verde Energy USA, Inc., (“Verde Inc.”), Verde Energy USA Commodities, LLC (“Verde Commodities”) Verde Energy USA Connecticut, LLC (“Verde Connecticut”), Verde Energy USA DC, LLC (“Verde DC”), Verde Energy USA Illinois, LLC, (“Verde Illinois”), Verde Energy USA Maryland, LLC (“Verde Maryland”), Verde Energy USA Massachusetts, LLC (“Verde Massachusetts”), Verde Energy USA New Jersey, LLC (“Verde New Jersey”), Verde Energy USA New York, LLC (“Verde New York”), Verde Energy USA Ohio, LLC (“Verde Ohio”), Verde Energy USA Pennsylvania, LLC (“Verde Pennsylvania”), Verde Energy USA Texas Holdings, LLC (“Verde Texas Holdings”), Verde Energy USA Trading, LLC (“Verde Trading”), Verde Energy Solutions, LLC (“Verde Solutions”), Verde Energy USA Texas, LLC (“Verde Texas”), Hiko Energy, LLC (“Hiko”), as co-borrowers, Coӧperatieve Rabobank U.A., New York Branch, as administrative agent, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:
The undersigned Responsible Officer (as that term is defined in the Agreement) certifies to the Banks that Parent, HoldCo, Spark, SEG, CenStar, Censtar Opco, Oasis, Oasis Holdings, Maine,

NH, Mass, Major, Electric, Respond, Perigee, Verde, Inc., Verde Commodities, Verde Connecticut, Verde DC, Verde Illinois, Verde Maryland, Verde Massachusetts, Verde New Jersey, Verde New York, Verde Ohio, Verde Pennsylvania, Verde Texas Holdings, Verde Trading, Verde Solutions, Verde Texas, and Hiko are in compliance with the Agreement and in particular certifies the following as of ________, 20__:
1.     Financial Covenants:

	Actual Level	Required Level
(i) Fixed Charge Coverage Ratio	_____ to _____;	1.25 to 1.00;
(ii) Total Leverage Ratio	_____ to _____;	2.50 to 1.00;
(iii) Senior Secured Leverage Ratio	_____ to______;	1.85:1.00

2.    Delivered herewith as Annex I are reasonably detailed calculations and supporting documentation demonstrating compliance by the Loan Parties with the financial covenants contained in Section 7.09 of the Credit Agreement.
3.    Since [_______________] [no Default or Event of Default has occurred under the Credit Agreement][a Default or Event of Default has occurred, as described on Annex 2 hereto, and the action proposed to be taken with respect thereto is described on Annex 2 hereto].
Very truly yours,

SPARK ENERGY, INC.
a Delaware corporation

By:    ______________________
Name:    ______________________
Title: Responsible Officer

Annex I
[Attached.]

Annex II
[Attached.]